Exhibit 10.33

Fiscal Year 2007 and 2008 Base Salaries for Named Executive Officers

Named Executive Officer	Base Salary for 2007	Base Salary for 2008
Steven Goldby Executive Chairman and Former Chief Executive Officer	$250,000(1)	$150,000
Rex S. Jackson Chief Financial Officer and Former Executive Vice President and General Counsel	$330,000(2)	$330,000
Isy Goldwasser Chief Executive Officer	$420,000	$420,000
Dr. W. Henry Weinberg, Chief Science Officer and Former Chief Technical Officer	$420,000	$252,000

(1) Effective as of June 13, 2007, in accordance with Mr. Goldby’s new position as Executive Chairman. Prior to June 13, 2007, as Chief Executive Officer, Mr. Goldby’s salary was $400,000.
(2) Effective as of November 1, 2007, in accordance with Mr. Jackson’s new position as Chief Financial Officer.